EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SONESTA ANNOUNCES APPROVAL OF MERGER BY STOCKHOLDERS

BOSTON, MASSACHUSETTS (January 4, 2012) - Sonesta International Hotels Corporation (NASDAQ GLOBAL:  SNSTA) (“Sonesta”) announced today that, at a special meeting of stockholders held on December 30, 2011, the stockholders of Sonesta adopted the Agreement and Plan of Merger, dated as of November 2, 2011, by and among Sonesta Acquisition Corp. (“SAC”, formerly known as Property Acquisition Corp.), an affiliate of Hospitality Properties Trust (NYSE:  HPT),  PAC Merger Corp. and Sonesta (the “Merger Agreement”).  Upon completion of the merger pursuant to the Merger Agreement, the holders of Class A common stock of Sonesta will have the right to receive $31.00 per share, without interest and subject to applicable withholding.  Sonesta expects the closing to occur on or before January 31, 2012.

About Sonesta

Based in Boston, Sonesta International Hotels Corporation owns, operates and franchises upscale and upper upscale hotels, resorts and cruise ships in North America, South America, the Caribbean and the Middle East.  There are presently 33 “Sonesta”-flagged properties in Boston, Miami, New Orleans, Chile (3), Colombia (4), Ecuador, Peru (7), Sint Maarten (2), and Egypt (13).

Forward-Looking Statements

The statements made in this press release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding the company’s expectations, the consummation of the merger, the filing of documents and information with the SEC, other future or anticipated matters regarding the transactions discussed in this release and the timing of such matters. Such forward-looking statements often contain or are prefaced by words such as “will” and “expect.” As a result of a number of factors, our actual results could differ materially from those set forth in the forward-looking statements. These risks, uncertainties and contingencies are discussed in more detail in Sonesta’s press releases and public periodic filings with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2010 and other filings with the SEC. Many of the factors that will determine Sonesta’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. Sonesta is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:

Sonesta International Hotels Corporation
Boy van Riel, Vice President and Treasurer (617-421-5444)